Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We have issued our report dated February 23, 2006, accompanying the 2005 consolidated financial statements included in the Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Redwood Trust, Inc. on Forms S-3 (File Nos. 333-120762 effective December 9, 2004 and 333-122427 effective February 11, 2005 and on Forms S-8 (File Nos. 333-90592 effective June 17, 2002; 333-89302 effective May 29, 2002 and 333-116395 effective June 10, 2004).
/s/ Grant Thornton LLP
San Francisco, California
February 23, 2006